Exhibit 99.1

NEWS RELEASE

For Immediate Release

May 9, 2016

Performance Food Group Company Announces Intention

to offer $350 Million of Senior Notes

RICHMOND, VA – Performance Food Group Company (“PFG”) (NYSE: PFGC) announced today that its indirect subsidiary, Performance Food Group, Inc. (the “Issuer,” and, together with PFG and subsidiaries, the “Company”) intends, subject to market and other conditions, to offer $350 million aggregate principal amount of Senior Notes due 2024 (the “notes”). The Company intends to use the net proceeds from the offering to repay all outstanding borrowings under its existing term loan facility and to terminate that facility and may also temporarily repay a portion of its borrowings under its existing asset-based revolving credit facility. No assurances may be given that these transactions will be completed on the timeline, in the amount or on the terms presently contemplated by the Company or at all.

The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered by the initial purchasers only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135(c) under the Securities Act, and it is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of any securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, all statements that do not relate solely to historical or current facts. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties that could cause actual future results to differ materially from those expressed in any forward-looking statements.

Any forward-looking statement, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.